Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, April 26, 2017: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the first quarter ended March 31, 2017.

“Our quarterly financial growth trends are slower than we would like as we are seeing more patients stay longer on front-line pulmonary arterial hypertension (PAH) therapies,” said Martine Rothblatt, Ph.D., United Therapeutics Chairman and Chief Executive Officer. “Due to the progressive nature of this disease, we believe that this building backlog of PAH patients ultimately will transition to more advanced therapies, such as Orenitram, Tyvaso and Remodulin. As the PAH patient backlog dynamics unfold, we are continuing to invest in our growing product pipeline of late stage programs in cardiopulmonary diseases and oncology and also in regenerative medicine and organ manufacturing to ultimately find a cure for PAH.”

Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended March 31,		Percentage
	2017	2016	Changes
Revenues	$370.5	$369.0	—%
Net income	$178.6	$235.5	(24)%
Non-GAAP earnings(1)	$165.7	$141.9	17%
Net income, per diluted share	$3.89	$4.84	(20)%
Non-GAAP earnings, per diluted share(1)	$3.61	$2.91	24%

(1)                     See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended March 31, 2017 compared to the Three Months Ended March 31, 2016

Revenues

The following table presents the components of total revenues (dollars in millions):

	Three Months Ended March 31,		Percentage
	2017	2016	Change
Net product sales:
Remodulin®	$145.8	$139.8	4%
Tyvaso®	87.4	102.2	(14)%
Adcirca®	80.0	72.6	10%
Orenitram®	39.3	40.2	(2)%
Unituxin®	18.0	14.2	27%
Total revenues	$370.5	$369.0	—%

Revenues for the three months ended March 31, 2017 increased by $1.5 million compared to the same period in 2016. The growth in revenues resulted from the following: (1) a $7.4 million increase in Adcirca net product sales; (2) a $6.0 million increase in Remodulin net product sales; and (3) a $3.8 million increase in Unituxin net product sales. These increases were partially offset by a $0.9 million decrease in Orenitram net product sales and a $14.8 million decrease in Tyvaso net product sales.

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Expenses

Cost of product sales. The table below summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended March 31,		Percentage
	2017	2016	Change
Category:
Cost of product sales excluding share-based compensation	$15.8	$12.6	25%
Share-based compensation benefit(1)	(1.5)	(11.9)	87%
Total cost of product sales	$14.3	$0.7	1,943%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended March 31,		Percentage
	2017	2016	Change
Category:
Research and development expense excluding share-based compensation	$41.3	$36.8	12%
Share-based compensation benefit(1)	(5.1)	(37.2)	86%
Total research and development expense	$36.2	$(0.4)	9,150%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major category (dollars in millions):

	Three Months Ended March 31,		Percentage
	2017	2016	Change
Category:
General and administrative excluding share-based compensation	$53.5	$78.2	(32)%
Sales and marketing excluding share-based compensation	15.4	22.3	(31)%
Share-based compensation benefit(1)	(12.5)	(95.5)	87%
Total selling, general and administrative expense	$56.4	$5.0	1,028%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

General and administrative. The decrease in general and administrative expense of $24.7 million for the three months ended March 31, 2017, as compared to the same period in 2016, was primarily attributable to a $32.0 million decrease in charitable donations to non-affiliated, non-profit organizations that provide financial assistance to patients with PAH.

Share-based compensation (benefit) expense. The table below summarizes share-based compensation (benefit) expense by major category (dollars in millions):

	Three Months Ended March 31,		Percentage
	2017	2016	Change
Category:
Share tracking awards plan	$(24.6)	$(147.9)	83%
Stock options	4.6	3.1	48%
Other(1)	0.9	0.2	350%
Total share-based compensation benefit	$(19.1)	$(144.6)	87%

(1)                     Includes expense related to restricted stock units for the three months ended March 31, 2017, and employee stock purchase plan for the three months ended March 31, 2017 and 2016.

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Share tracking awards plan. We re-measure the fair value of share tracking awards at the end of each financial reporting period. Changes in the liability associated with share tracking awards resulting from such re-measurements are recorded as adjustments to share-based compensation (benefit) expense. Decreases in our stock price will generally result in a reduction in the share tracking award liability. The decrease in share tracking awards plan benefit of $123.3 million for the three months ended March 31, 2017, as compared to the same period in 2016, was primarily due to the smaller decrease in our stock price during the three months ended March 31, 2017, as compared to the same period in 2016.

Income Tax Expense

The provision for income taxes was $85.0 million for the three months ended March 31, 2017 as compared to $128.4 million for the same period in 2016. The provision for income taxes is based on an estimated effective tax rate for the entire year. The estimated annual effective tax rate is subject to adjustment in subsequent quarterly periods if components used to estimate the effective tax rate are updated or revised. The estimated effective tax rate as of March 31, 2017 and March 31, 2016, was approximately 32 percent and approximately 35 percent, respectively. Our 2017 estimated effective tax rate decreased compared to 2016 primarily due to a decrease in non-deductible share-based compensation expense, and the impact of ASU 2016-09 adoption requiring windfall excess tax benefits to be recognized in income tax expense.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for: (1) share-based compensation expense (benefit), net (including expenses relating to stock options, share tracking awards, restricted stock units and our employee stock purchase plan); (2) extraordinary, non-recurring and unusual items; and (3) tax impact on non-GAAP earnings adjustments. Starting in the first quarter of 2017, we will no longer adjust our non-GAAP results for interest expense, depreciation and amortization. We believe these changes will provide a better view of the company's regular and on-going operations. Prior year amounts will reflect this change for comparability purposes.

A reconciliation of net income to non-GAAP earnings is presented below (in millions, except per share data):

	Three Months Ended March 31,
	2017	2016
Net income, as reported	$178.6	$235.5
Adjusted for:
Share-based compensation benefit, net	(19.1)	(144.6)
Tax expense(1)	6.2	51.0
Non-GAAP earnings	$165.7	$141.9
Non-GAAP earnings per share:
Basic	$3.72	$3.13
Diluted	$3.61	$2.91
Weighted average number of common shares outstanding:
Basic	44.5	45.4
Diluted	45.9	48.7

(1)                     Represents the total tax impact of the quarterly non-GAAP earnings adjustments based on our actual quarterly effective income tax rates of approximately 32 percent and approximately 35 percent as of March 31, 2017 and 2016, respectively.

Conference Call

We will host a half-hour teleconference on Wednesday, April 26, 2017, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 7268729.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

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About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, the calculation of our non-GAAP financial measure may differ from the methodology used by other companies. The presentation of our non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the transition of patients onto more advanced therapies, such as Orenitram, Remodulin and Tyvaso, and statements regarding our pipeline and efforts to find a cure for PAH. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of April 26, 2017, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Orenitram, Remodulin, Tyvaso and Unituxin are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Revenues:
Net product sales	$370.5	$369.0
Total revenues	370.5	369.0
Operating expenses:
Cost of product sales	14.3	0.7
Research and development	36.2	(0.4)
Selling, general and administrative	56.4	5.0
Total operating expenses	106.9	5.3
Operating income	263.6	363.7
Other income (expense):
Interest expense	(0.8)	(0.6)
Other, net	0.8	0.8
Total other income, net	—	0.2
Income before income taxes	263.6	363.9
Income tax expense	(85.0)	(128.4)
Net income	$178.6	$235.5
Net income per common share:
Basic	$4.01	$5.19
Diluted	$3.89	$4.84
Weighted average number of common shares outstanding:
Basic	44.5	45.4
Diluted	45.9	48.7

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in millions)

March 31, 2017
Cash, cash equivalents and marketable investments	$1,300.8
Total assets	2,561.3
Total liabilities and temporary equity	496.0
Total stockholders’ equity	2,065.3